Registration No. 333 -151113
POST-EFFECTIVE AMENDMENT NO. 1

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
TRANSWITCH CORPORATION
(Exact name of Registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	06-1236189 (I.R.S. Employer Identification No.)
Three Enterprise Drive Shelton, CT 06484 (Address, including zip code, of Registrant’s principal executive offices)

TranSwitch Corporation 2008 Equity Incentive Plan
(Full title of plan)

Dr. Santanu Das
President and Chief Executive Officer
TranSwitch Corporation
Three Enterprise Drive
Shelton, Connecticut 06484
 (Name and address of agent for service)

(203) 929-8810
(Telephone number, including area code, of agent for service)

Copies of Communications to: Timothy Maguire, Esq. Brown Rudnick LLP One Financial Center Boston, MA 02111 617-856-8200
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐   Accelerated filer ☒   Non-accelerated filer ☐   Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
2008 Equity Incentive Plan	10,570,000(1)	$0.43(2)	$4,545,100	$253.62(3)(4)
Common Stock, $.001 par value

(1)
The shares of common stock set forth in the Calculation of Registration Fee Table, and which may be offered pursuant to this Registration Statement, includes, pursuant to Rule 416 of the Securities Act of 1933, as amended, such additional number of shares of the Registrant's common stock that may become issuable as a result of any stock splits, stock dividends or similar event.

(2)
The price of $0.43 per share, which is the average of the high and low prices reported on The Nasdaq Capital Market on July 14, 2009, is set forth solely for purposes of calculating the filing fee pursuant to Rule 457(c).

(3)
The registration fee is being paid solely with respect to the additional 10,570,000 shares being registered hereunder and the aggregate offering price and amount of registration fee is set forth only for such 10,570,000 additional shares. A registration fee of $459.81 was previously paid with respect to the 15,000,000 shares previously registered and such fees heretofore paid are not included in this table.

(4)
The Registrant previously filed a Registration Statement on Form S-4 (Registration No. 333-125939) as filed with the Securities and Exchange Commission on June 17, 2005, as amended on July 13, 2005, registering 14,711,627 shares of Common Stock and paid a registration fee of $3,393.85.  The Registrant withdrew such registration statement on September 7, 2005 prior to effectiveness.  Accordingly, pursuant to Rule 457(p) the registration fee paid in connection with the withdrawn registration statement (333-125939) is hereby attributed to the registration fee ($253.62) payable hereunder.

EXPLANATORY NOTE

On April 7, 2009, the Board of Directors of TranSwitch Corporation, a Delaware corporation (the “Company”) approved an amendment (the “Amendment”) to the Company’s 2008 Equity Incentive Plan (the “Plan”) and the Company’s stockholders subsequently approved the Amendment on May 21, 2009. The purpose of the Amendment was to increase the number of common shares reserved for issuance under the Plan by an additional 10,570,000 shares of Common Stock, $.001 par value per share, of the Company.

This Post-Effective Amendment to Form S-8 Registration Statement amends the Registration Statement on Form S-8 filed on May 22, 2008 (File No. 333 -151113 )(the “Prior Registration Statement”). The contents of the Prior Registration Statement are hereby incorporated by reference into this Registration Statement.

Item 8.     Exhibits.

The following documents are filed as exhibits to this Registration Statement:

Exhibit	Document Description

5.1	Opinion of Brown Rudnick LLP with respect to the legality of the common stock registered hereby.

23.1	Consent of UHY LLP.

23.2	Consent of Brown Rudnick LLP (included in the opinion filed as Exhibit 5.1).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Shelton, State of Connecticut on July 15, 2009.

TRANSWITCH CORPORATION

By:	/s/ Dr. Santanu Das
Dr. Santanu Das
President and Chief Executive Officer

Exhibit Index

Exhibit	Document Description

5.1	Opinion of Brown Rudnick LLP with respect to the legality of the common stock registered hereby.

23.1	Consent of UHY LLP.

23.2	Consent of Brown Rudnick LLP (included in the opinion filed as Exhibit 5.1).